EXHIBIT 10.8

ALUMNI STOCK AGREEMENT

This Alumni Stock Agreement (this “Agreement”), dated «PresentDate», is made by and between «FullName» (“Alumnus”) and Science Applications International Corporation, a Delaware corporation (“SAIC”).

RECITALS

WHEREAS, Alumnus was employed by SAIC or an affiliate of SAIC until «TermDate» (the “Termination Date”); and

WHEREAS, as of the Termination Date, Alumnus owned directly at least $50,000 per account in value of shares of SAIC Class A common stock (“SAIC Stock”) that were subject to SAIC’s right of repurchase, and Alumnus was either: (i) at least 59½ years old and employed by SAIC or its affiliates for at least ten (10) years; or (ii) at least 59½ years old and Alumnus’ age plus years of service with SAIC or its affiliates equaled at least 70; and

WHEREAS, SAIC has the right to repurchase all shares of SAIC Stock (i) that are owned directly by Alumnus, or that may be transferred from time to time to Alumnus from an Alumnus Joint Account or an Alumnus Trust (as such terms are defined below), that were issued after October 1, 1981 and (ii) that Alumnus has the right to obtain pursuant to SAIC’s benefit plans, option agreements or other contractual agreements at the time Alumnus’ employment with SAIC terminated, and that are subject to SAIC’s right of repurchase upon Alumnus’ termination of affiliation pursuant to Article Fourth of SAIC’s Restated Certificate of Incorporation (collectively, the “Alumni Shares”); and

WHEREAS, the parties hereto desire to extend the time of SAIC’s right to repurchase the Alumni Shares, according to the terms and conditions set forth herein.

NOW, THEREFORE, the parties agree as follows:

1. Definitions. The following terms shall have the meanings as defined below:

“Alumni Shares” shall have the meaning set forth in the recitals to this Agreement.

“Alumnus Joint Account” shall mean a joint account held solely by the Alumnus and Alumnus’ then current spouse.

“Alumnus Trust” shall mean a trust for the benefit of Alumnus or Alumnus’ family in which Alumnus is a grantor and a trustee.

“Deferral Repurchase Period” shall mean the period that begins on the five-year anniversary of the Termination Date and extends to sixty (60) days after the Repurchase Date.

“Formula Price” shall mean the price per share of SAIC Stock as established by the Board of Directors of SAIC, or pursuant to procedures established by the Board of Directors from time to time.

“Repurchase Date” shall mean (i) the ten-year anniversary of the Termination Date; or (ii) the date SAIC receives written notice of the death of Alumnus, whichever occurs first.

“SAIC Stock” shall have the meaning set forth in the recitals to this Agreement.

“Termination Date” shall have the meaning set forth in the recitals to this Agreement.

2. Right to Repurchase. SAIC shall have the right to repurchase all or any portion of the Alumni Shares at any time during the Deferral Repurchase Period. SAIC also shall have the right to repurchase the Alumni Shares at any time during the term of this Agreement, including during the first five years following the Termination Date, in the event of a required transfer as set forth in Section 6 below.

3. Exercise of Repurchase Right. Alumnus agrees that SAIC shall have complete discretion to determine whether or not to repurchase the Alumni Shares and the manner and timing of any repurchases of Alumni Shares during the Deferral Repurchase Period. SAIC may elect to repurchase the Alumni Shares using any one or combination of the following methods:

(a) Annual Pro-Rata Repurchases. SAIC may elect to repurchase a pro-rata portion of the Alumni Shares each year during the Deferral Repurchase Period. In the event SAIC elects to make a pro-rata repurchase of Alumni Shares in any given year, SAIC shall provide written notice to Alumnus at Alumnus’ address of record within sixty (60) days of any of the sixth through tenth anniversaries of the Termination Date, setting forth the number of Alumni Shares to be repurchased for such year. The purchase price for the Alumni Shares to be repurchased in any given year shall be at the Formula Price in effect on the anniversary of the Termination Date immediately preceding the date on which SAIC provided written notice of repurchase, and payment shall be made within ninety (90) days of such Termination Date anniversary.

(b) Unscheduled Repurchases. SAIC may elect to repurchase all or any portion of the Alumni Shares during the Deferral Repurchase Period on one or multiple occasions. If SAIC elects to make an unscheduled repurchase, SAIC shall provide written notice to Alumnus at Alumnus’ address of record, setting forth the number of Alumni Shares to be repurchased. The purchase price for the Alumni Shares in the event of any unscheduled repurchase shall be at the Formula Price in effect on the date that SAIC provides written notice of such repurchase, and payment shall be made within ninety (90) days of such written notice; provided, however, any repurchase by SAIC after the ten-year anniversary of the Termination Date shall be at the Formula Price in effect on the ten-year anniversary of the Termination Date.

(c) Death. If SAIC elects to exercise its right to repurchase the Alumni Shares in the event of the death of Alumnus, SAIC will provide written notice of its intent to exercise its right of repurchase to Alumnus’ address of record within sixty (60) days after SAIC receives written notice of the death of Alumnus. The purchase price for the Alumni Shares in the event of the death of Alumnus shall be at the Formula Price in effect on the date of death of Alumnus, and payment shall be made within ninety (90) days after SAIC receives such written notice.

(d) Form of Payment. Payment for any repurchase of the Alumni Shares shall be made by corporate check or via electronic transfer, at SAIC’s option.

4. Prohibited Transfers. Pursuant to Article Fourth of SAIC’s Restated Certificate of Incorporation, all transfers of SAIC Stock require the prior written approval of SAIC, other than sales in the limited market maintained by Bull, Inc. During the term of this Agreement, all transfers of the Alumni Shares (other than sales in the limited market) shall continue to require the prior written approval of SAIC. Generally, all transfers will be prohibited other than: (i) transfers to charities; (ii) transfers to an Alumnus Trust; and (iii) transfers to an Alumnus Joint Account. If a transfer to a charity is approved by SAIC, the charity shall be required to enter into an agreement in form and substance acceptable to SAIC that provides SAIC the right to repurchase such Alumni Shares at any time. If a transfer to an Alumnus Trust or to an Alumnus Joint Account is approved by SAIC, the trustee(s) of the trust or the spouse, as the case may be, shall be required to enter into an Alumni Stock Agreement that covers the Alumni Shares being transferred.

5. Shares Covered. The parties acknowledge and agree that this Agreement only covers the Alumni Shares and specifically does not cover any shares of SAIC Stock affiliated with Alumnus’ account (e.g., shares transferred to Alumnus’ family members) as of the Termination Date. Shares held as of the Termination Date by an Alumnus Trust and shares held by an Alumnus Joint Account are eligible for deferral under a separate Alumni Stock Agreement entered into by the trustee(s) of such Alumnus Trust, or the spouse with respect to the Alumnus Joint Account.

6. Judicial Transfers. In the event that any Alumni Shares are required to be transferred to the Alumnus’ former spouse or any other person or entity as a result of the dissolution of marriage or any other reason, such shares that are required to be transferred shall cease to be eligible for deferral of SAIC’s right of repurchase as set forth in this Agreement, and instead shall be subject to repurchase by SAIC after SAIC receives written notice of the requirement to transfer such shares (“Transfer Notice Date”). In the event SAIC elects to exercise its right to repurchase the shares required to be transferred, SAIC shall provide written notice to Alumnus at Alumnus’ address of record within sixty (60) days after the Transfer Notice Date. Such right of repurchase shall be at the Formula Price in effect as of the date of the court order or other document which requires the transfer of the Alumni Shares. Payment for the repurchase of the shares required to be transferred will be made by corporate check or via electronic transfer, at SAIC’s option, within ninety (90) days of the Transfer Notice Date.

7. Stock Purchase Loans. Alumni Shares that have been purchased with funds from a stock purchase loan guaranteed by SAIC are eligible for deferral by Alumnus only if the loan has been paid off prior to the Termination Date.

8. Continuing Effect of Restated Certificate. Except as specifically set forth herein, all other provisions of SAIC’s Restated Certificate of Incorporation shall remain in full force and effect.

9. Termination of Agreement Upon Re-Hire. If Alumnus is re-hired by or becomes re-affiliated with SAIC, this Agreement will terminate in its entirety and the Alumni Shares shall once again become subject to SAIC’s Restated Certificate of Incorporation and SAIC shall have the right to repurchase the Alumni Shares upon any subsequent termination of Alumnus’ affiliation.

10. Entire Agreement. This Agreement constitutes the final, complete and exclusive agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by an officer, employee or representative of any party hereto.

11. Governing Law. This Agreement shall be deemed to have been entered into in the State of California, and all questions regarding the validity, interpretation, or performance of any of its terms or of any rights or obligations of the parties to this Agreement shall be governed by, construed and enforced in accordance with, California law.

12. Amendment. This Agreement may be amended, modified and supplemented only by written agreement between the parties hereto which states that it is intended to be a modification of this Agreement.

13. Captions and Section Headings. Captions and section headings used herein are for convenience only, and are not part of this Agreement and shall not be used in construing it.

14. Notices. Any notice required or permitted to be given to SAIC under this Agreement shall be in writing and shall be deemed to have been given when delivered personally, delivered by reputable overnight courier or received by registered or certified mail, postage prepaid, return receipt requested, addressed to SAIC at the following address (or to such other changed address as SAIC may subsequently give notice of):

Science Applications International Corporation

10260 Campus Point Drive, M/S F1

San Diego, California 92121

Attention: Director Stock Programs

IN WITNESS WHEREOF, the parties hereto have caused this Alumni Stock Agreement to be executed as of the day and year first above written.

“SAIC”	SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

By:
Douglas E. Scott Senior Vice President, Secretary, and General Counsel

Date:

“Alumnus”
Signature

«FullName» Printed Name
Date: